July 16, 2004

The portfolio series listed on Schedule A hereto of
AAL Mutual Funds and
The Lutheran Brotherhood Family of Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Re:      Acquisition by Thrivent Income Fund, Thrivent High Yield Fund and Thrivent Limited Maturity Bond Fund,
         each a series of The AAL Mutual Funds, of assets of Lutheran Brotherhood Income Fund, Lutheran
         Brotherhood High Yield Fund and Lutheran Brotherhood Limited Maturity Bond Fund, each a series of The
         Lutheran Brotherhood Family of Funds

Ladies and Gentlemen:

      We have acted as special tax counsel to The AAL Mutual Funds, a Massachusetts business trust ("AAL Trust"), and The Lutheran Brotherhood Family of Funds, a Delaware statutory trust ("LB Trust"), in connection with the proposed acquisition by Thrivent Income Fund, Thrivent High Yield Fund and Thrivent Limited Maturity Bond Fund (each, an "Acquiring Fund" and collectively, the "Acquiring Funds"), each a series of AAL Trust, of the assets of Lutheran Brotherhood Income Fund, Lutheran Brotherhood High Yield Fund and Lutheran Brotherhood Limited Maturity Bond Fund (each, an "Acquired Fund" and collectively, the "Acquired Funds" and, together with the Acquiring Funds, each, a "Fund" and collectively, the "Funds"), respectively, each a series of LB Trust, pursuant to an Agreement and Plan of Reorganization (the "Plan") described in the proxy statement and prospectus relating to the Plan included as part of the Registration Statement on Form N-14 of AAL Trust filed with the Securities and Exchange Commission (the "SEC") on March 11, 2004 under the Securities Act of 1933, as amended (the "Securities Act"), as amended by Pre-Effective Amendment No. 1 filed with the SEC on May 12, 2004 (the "Registration Statement"). You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Plan.

      In rendering our opinion, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering the opinion. We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinion expressed in this letter is based upon certain factual statements relating to AAL Trust and LB Trust set forth in the Registration Statement and certain representations set forth below that have been confirmed to us in representation letters from AAL Trust and LB Trust dated as of the date hereof for our use in rendering the opinion set forth herein. We have assumed that such statements, representations, and warranties are true, correct, complete, and not breached and will continue to be so through the Closing Date,/1/ that no actions that are inconsistent with such statements, representations, and warranties will be taken, and that all representations, statements, and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us. In addition, we have assumed that (A) the Reorganization will be consummated in accordance with the Plan, (B) LB Trust and AAL Trust will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the "Code"),/2/ and the Treasury Regulations promulgated thereunder, and (C) the Plan is valid and binding in accordance with its terms.

      The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future, and we do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.

I.  Background.

      AAL Trust is an open-ended, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). Each Acquiring Fund is a portfolio series of AAL Trust. LB Trust is also an open-ended, diversified management investment company registered under the 1940 Act. Each Acquired Fund is a portfolio series of LB Trust. Each Acquiring Fund intends to acquire the assets of the corresponding Acquired Fund.

      (a) Lutheran Brotherhood Income Fund/Thrivent Income Fund

      The investment objectives and strategies of the Thrivent Income Fund are identical to those of the Lutheran Brotherhood Income Fund. Both Funds seek high current income while preserving principal, and have a secondary investment objective to obtain long-term growth of capital in order to maintain investors' purchasing power. The Thrivent Income Fund was organized in connection with this Reorganization solely for the purpose of continuing the business of the Lutheran Brotherhood Income Fund.

      Both the Thrivent Income Fund and the Lutheran Brotherhood Income Fund primarily invest in investment-grade corporate bonds, government bonds, and mortgage-backed securities. Under normal conditions, at least sixty-five percent (65%) of the Funds' respective assets will be invested in debt securities or preferred stock at least in the "Baa" major rating category by Moody's Investor Services, Inc. ("Moody's") or at least in the "BBB" major rating category by Standard & Poor's Corporation ("S&P") or unrated securities considered to be of comparable quality by Thrivent Investment Management, Inc. ("Thrivent Investment Management"), the Funds' investment adviser.

      The Funds may also invest in high-yield, high-risk bonds, notes, debentures and other debt obligations commonly known as "junk bonds" or in preferred stock. At the time of purchase these securities are rated within or below the "BB" major rating category by S&P or the "Ba" major rating category by Moody's or are unrated but considered to be of comparable quality by Thrivent Investment Management Thrivent Investment Management uses fundamental, quantitative and technical investment research techniques to determine what securities to buy and sell. Thrivent Investment Management focuses on companies which it believes are financially sound and have strong cash flow, asset values, and interest or dividend earnings.

      (b) Lutheran Brotherhood High Yield Fund/Thrivent High Yield Fund

      The investment objectives and strategies of the Thrivent High Yield Fund are identical to those of the Lutheran Brotherhood High Yield Fund. Both Funds seek high current income and, secondarily, growth of capital. The Thrivent High Yield Fund was organized in connection with this Reorganization solely for the purpose of continuing the business of the Lutheran Brotherhood High Yield Fund.

      Under normal market conditions, both the Thrivent High Yield Fund and the Lutheran Brotherhood High Yield Fund invest at least eighty percent (80%) of their respective net assets plus the amount of any borrowing for investment purposes in high yield, high-risk bonds, notes, debentures and other debt obligations or preferred stocks. These securities are commonly know as "junk bonds." At the time of purchase these securities are rated within or below the "BB" major rating category by S&P or the "Ba" major rating category by Moody's or are unrated but considered to be of comparable quality by Thrivent Investment Management the investment adviser to the Funds. The Funds invest in securities without regard to their maturity date. If Thrivent Investment Management determines that the Funds would benefit from reducing the percentage of invested assets from eighty percent (80%) to a lesser amount, the Fund shareholders will be notified at least sixty (60) days prior to such a change.

      Thrivent Investment Management uses fundamental, quantitative, and technical investment research techniques to determine what securities to buy and sell. Fundamental investment analysis generally involves assessing a company's or security's value based on factors such as sales, assets, markets, management, products and services, earnings, and financial structure. Quantitative analysis generally involves assessing a company's or security's value based on such factors as the cost of capital, the historical and projected patterns of sales, costs, and profitability in the money market and the securities markets. Technical analysis generally involves studying trends and movements in a security's price, trading volume, and other market-related factors in an attempt to discern patterns. Thrivent Investment Management focuses on companies that it believes are financially sound and have strong cash flow, asset values and interest or dividend earnings.

      (c) Lutheran Brotherhood Limited Maturity Bond Fund/Thrivent Limited Maturity Bond Fund

      The investment objectives and strategies of the Thrivent Limited Maturity Bond Fund are identical to those of the Lutheran Brotherhood Limited Maturity Bond Fund. Both Funds seek a high level of current income consistent with stability of principal. The Thrivent Limited Maturity Bond Fund was organized in connection with this Reorganization solely for the purpose of continuing the business of the Lutheran Brotherhood Income Fund.

      Both the Thrivent Limited Maturity Bond Fund and the Lutheran Brotherhood Limited Maturity Bond Fund invest their respective assets primarily in investment-grade corporate bonds, government bonds, municipal bonds, asset-backed securities, and mortgage-backed securities. Under normal conditions, at least eighty percent (80%) of the Funds' net assets plus the amount of any borrowing for investment purposes are invested in debt securities or preferred stock in at least the "Baa" major rating category by Moody's or at least in the "BBB" major rating category by S&P or unrated securities considered to be of comparable quality by Thrivent Investment Management, the Fund's investment adviser. Should Thrivent Investment Management determine that the Fund would benefit from reducing the percentage of invested assets from eighty percent (80%) to a lesser amount, the Fund shareholders will be notified at least sixty (60) days prior to such a change.

      The Funds may also invest in high-yield, high-risk bonds, notes, debentures and other debt obligations or preferred stock commonly known as "junk bonds." At the time of purchase these securities are rated within or below the "BB" major rating category by S&P or the "Ba" major rating category by Moody's or are unrated but considered to be of comparable quality by Thrivent Investment Management.

      The weighted average dollar-weighted portfolio maturity for both Funds is expected to be between one (1) and five (5) years. The average dollar-weighted maturity of the Fund is determined by calculating the average maturity of each debt security owned by the Fund, weighting each security according to the amount that it represents in the Fund. In addition, for asset-backed and mortgage-backed securities, as well as bonds with required prepayments or redemption rights, the calculation considers the expected prepayments of the underlying securities and/or the present value of a mandatory stream of prepayments. Thrivent Investment Management uses fundamental, quantitative, and technical investment research techniques to determine what securities to buy and sell. Thrivent Investment Management focuses on companies which it believes are financially sound and have strong cash flow, asset values, and interest or dividend earnings.

II.  The Plan of Reorganization.

      Subject to the terms and conditions set forth in the Plan, LB Trust, on behalf of each Acquired Fund, shall transfer all of the assets of the Acquired Fund and assign all Assumed Liabilities (as hereinafter defined) to the corresponding Acquiring Fund and AAL Trust, on behalf of each Acquiring Fund, shall acquire all such assets and shall assume all such Assumed Liabilities upon delivery to LB Trust, on behalf of each Acquired Fund, of Acquiring Fund shares having a net asset value equal to the value of the net assets of the corresponding Acquired Fund transferred (the "Acquiring Fund Shares"). "Assumed Liabilities" shall mean, with respect to each Acquired Fund, all of the liabilities of the Acquired Fund as of the Closing Date, including all expenses, costs, charges and reserves, reflected in an unaudited statement of assets and liabilities of the Acquired Fund prepared as of the close of business on the Valuation Date (as hereinafter defined), determined in accordance with generally accepted accounting principles consistently applied from the prior audited period. The net asset value of the Acquiring Fund Shares and the value of the net assets of the corresponding Acquired Fund to be transferred shall be determined immediately following the close of business on the Closing Date (the "Valuation Date") using the valuation procedures set forth in the then-current prospectus and statement of additional information of the Acquiring Fund. All Assumed Liabilities of each Acquired Fund, to the extent that they exist at or after the Closing, shall after the Closing attach to the corresponding Acquiring Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund.

      Immediately after the Closing, each Acquired Fund will be liquidated and the corresponding Acquiring Fund Shares that have been delivered to LB Trust on behalf of each Acquired Fund will be distributed to the shareholders of such Acquired Fund, each shareholder to receive Acquiring Fund Shares equal to the pro rata portion of shares of the Acquired Fund held by such shareholder as of the close of business on the Valuation Date. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of each Acquiring Fund in the name of each shareholder of the corresponding Acquired Fund and representing the respective pro rata number of Acquiring Fund Shares due such shareholder. As of the Closing, each outstanding certificate which, prior to the Closing, represented shares of an Acquired Fund will be deemed for all purposes to evidence ownership of the number of corresponding Acquiring Fund Shares issuable with respect thereto pursuant to the Reorganization. The Acquiring Funds will not issue certificates representing Acquiring Fund Shares issued in connection with the Reorganization. Ownership of Acquiring Fund Shares will be shown on the books of each Acquiring Fund's transfer agent.

      The Board of Trustees of LB Trust, including those Trustees who are not "interested persons" of LB Trust as defined in the Securities Act, has determined that the interests of existing shareholders of each Acquired Fund will not be diluted as a result of the transactions contemplated by the Reorganization and that the Reorganization would be in the best interests of the shareholders of the Acquired Funds. The Board of Trustees of AAL Trust has reached similar conclusions with respect to each Acquiring Fund and has also approved the Reorganization with respect to the Acquiring Funds.

III.  Representations.

      The following representations with respect to each Reorganization have been made by AAL Trust, on behalf of itself and each Acquiring Fund, and by LB Trust, on behalf of itself and each Acquired Fund:

     (a) As of the Closing, the fair market value of the Acquiring Fund Shares to which each shareholder of the Acquired Fund is entitled will approximately equal the fair market value of the shares of the Acquired Fund such shareholder will surrender.

     (b) There are no dissenters' or appraisal rights, and the consideration paid by the Acquiring Fund in connection with the Reorganization will consist solely of Acquiring Fund Shares.

     (c) There is no plan or intention by the Acquiring Fund or any person related (as defined in Treasury Regulations section 1.368-1(e)(3)) to the Acquiring Fund to acquire or redeem, during the five year period beginning on the Closing Date, with consideration other than Acquiring Fund Shares, any of the Acquiring Fund Shares issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act.

     (d) During the five-year period ending on the Closing Date, neither the Acquired Fund nor any person related (as defined in Treasury Regulations section 1.368-1(e)(3) without regard to Treasury Regulations section 1.368-1(e)(3)(i)(A)) to the Acquired Fund will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of the Acquired Fund with consideration other than Acquiring Fund Shares or shares of the Acquired Fund, except for redemptions in the ordinary course of the Acquired Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act or (ii) made distributions with respect to shares of the Acquired Fund, except for (a) distributions described in sections 852 and 4982, and (b) additional distributions, to the extent such distributions do not exceed one percent (1%) of the value (without giving effect to such distributions) of the proprietary interest in the Acquired Fund as of the Closing Date.

     (e) During the five-year period ending on the Closing Date, neither the Acquiring Fund nor any person related (as defined in Treasury Regulations section 1.368-1(e)(3)) to the Acquiring Fund will have acquired directly or through any transaction, agreement or arrangement with any other person, shares of the Acquired Fund with consideration other than Acquiring Fund Shares.

     (f) Immediately following the Closing, the shareholders of the Acquired Fund will own all of the outstanding stock of the Acquiring Fund and will own such stock solely by reason of their ownership of shares of the Acquired Fund immediately prior to the Reorganization.

     (g) The Acquiring Fund has no plan or intention to issue additional shares of its stock following the Reorganization, other than in the ordinary course of Acquiring Fund's business as an open-end investment company pursuant to the 1940 Act.

     (h) Immediately following the Closing, the Acquiring Fund will possess the same assets and liabilities, except for assets used to pay expenses incurred in connection with the transaction, as those possessed by the Acquired Fund immediately prior to the transaction. Assets used to pay expenses and all redemptions and distributions made by the Acquired Fund immediately preceding the transaction will, in the aggregate, constitute less than one percent (1%) of the net assets of the Acquired Fund. However, regular distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as an open-end management investment company will be excluded.

     (i) As of the Closing, the Acquiring Fund has no plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued in the Reorganization except as required by the 1940 Act.

     (j) The Acquiring Fund will continue to use in its business at least fifty percent (50%) by value of the historic portfolio securities of the Acquired Fund. The Acquiring Fund will be treated as using in its business historic portfolio securities of the Acquired Fund to the extent that, when securities acquired by the Acquiring Fund from the Acquired Fund in connection with the Reorganization are disposed of by the Acquiring Fund (including, but not limited to, in connection with a redemption by the issuer), they are replaced with similar securities (i.e., securities that would have been permissible investments of the Acquired Fund under the applicable investment objectives, policies, and restrictions of the Acquired Fund in effect immediately before the Closing). For purposes of this representation, portfolio securities disposed of by the Acquired Fund prior to and in anticipation of the Reorganization will be treated as part of the historic portfolio securities of the Acquired Fund.

     (k) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

     (l) The Acquired Fund has qualified as a separate corporation for federal income tax purposes under section 851(g) in each taxable year and will qualify as such as of the Closing. The Acquiring Fund was newly formed in connection with the Reorganization. As of and following the Closing, the Acquiring Fund will be treated as a separate corporation for federal income tax purposes under section 851(g). Each of AAL Trust and LB Trust either (i) was in existence prior to January 1, 1997 or (ii) has elected to be classified as an association taxable as a corporation, effective on or before the Closing Date, pursuant to Treasury Regulations section 301.7701-3.

     (m) The Acquiring Fund will elect to be a regulated investment company under section 851 and will qualify as such as of and following the Closing. The Acquired Fund has elected to be a regulated investment company under section 851, has qualified as such for each taxable year and will qualify as such as of the Closing.

     (n) The expenses incurred in connection with entering into and carrying out the provisions of the Plan will be borne by Thrivent Investment Management, the investment adviser for the Acquiring Fund and the Acquired Fund. All such expenses will be solely and directly related to the Reorganization. No cash will be transferred from the Acquiring Fund to the Acquired Fund for the purpose of paying any reorganization expenses of the Acquired Fund. The shareholders of the Acquired Fund and the Acquiring Fund will pay their own expenses, if any, incurred in connection with the Reorganization.

     (o) The liabilities of the Acquired Fund to be assumed by the Acquiring Fund and the liabilities to which the transferred assets of the Acquired Fund will be subject, if any, have been incurred by the Acquired Fund in the ordinary course of its business and are associated with the assets transferred.

     (p) As of the Closing, the Acquired Fund is not under the jurisdiction of a court in a Title 11 or a similar case within the meaning of section 368(a)(3)(A).

     (q) The Acquired Fund has not distributed and will not distribute to its shareholders in pursuance of the Agreement any "appreciated property" within the meaning of section 361(c)(2).

     (r) At the time of the Closing, the Acquired Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Acquired Fund.

      Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service as to the federal income tax consequences of any aspect of the Reorganization.

IV.  Opinion.

      Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to each Reorganization that, under presently applicable federal income tax law:

     (i) The transfer of all or substantially all of the Acquired Fund's assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund, and the distribution of such shares to the shareholders of the Acquired Fund, will constitute a "reorganization" within the meaning of section 368(a)(1)(F). The Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of section 368(b).

     (ii) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund.

     (iii) No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their shares of the Acquired Fund.

     (iv) No gain or loss will be recognized by shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares for Acquiring Fund Shares.

     (v) The aggregate tax basis for the Acquiring Fund Shares received by each of the Acquired Fund's shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided that such Acquired Fund shares were held as capital assets on the date of the Reorganization).

     (vi) The tax basis to the Acquiring Fund of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

     (vii) For purposes of section 381, the Acquiring Fund will be treated as the Acquired Fund would have been had there been no Reorganization. Accordingly the taxable year of the Acquired Fund will not end on the Effective Date of the Reorganization and the tax attributes of the Acquired Fund will be taken into account by the Acquiring Fund as if there had been no Reorganization. The Acquiring Fund may continue to use the same taxpayer identification number previously used by the Acquired Fund.

* * *

      No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Moreover, you should recognize that our opinion is not binding on the Internal Revenue Service (the "Service"), that the Service may disagree with the opinion expressed herein, and that although we believe that our opinion would be sustained if challenged, there can be no assurances to that effect.

      This opinion letter has been issued to and may be relied upon solely by the addressees hereof in connection with the consummation of the transactions contemplated by the Plan and may not be relied upon by any other person or used for any other purpose without our prior written consent.

                                                              Very truly yours,

                                                              /s/ Goodwin Procter LLP

                                                              GOODWIN PROCTER  LLP

Schedule A

The following portfolio series of The Lutheran Brotherhood Family of Funds:

Lutheran Brotherhood Income Fund Lutheran Brotherhood High Yield Fund Lutheran Brotherhood Limited Maturity Bond Fund

The following portfolio series of The AAL Mutual Funds:

Thrivent Income Fund Thrivent High Yield Fund Thrivent Limited Maturity Bond Fund

/1/  Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Plan.

/2/  Unless otherwise indicated, all section references contained herein are to the Code.